EXHIBIT 12

               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES


                                               Year ended September 30
(Dollars in thousands)                      2001           2000            1999
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Income before taxes                     $637,790       $739,591        $574,084
Add fixed charges:
    Interest expense-excluding
     interest on deposits                 22,236         22,577          26,989
    Interest expense-deposits              9,868          2,745           3,622
    Interest factor on rent               20,228         19,170          12,953
                                       -----------------------------------------
Total fixed charges                      $52,332        $44,492         $43,564
                                       -----------------------------------------

Earnings before fixed charges
    And taxes on income                 $690,122       $784,083        $617,648
                                       =========================================
Ratio of earnings to fixed
    Charges-including interest on
     Deposits                               13.2           17.6            14.2

Ratio of earnings to fixed
    Charges-excluding interest on
     Deposits                               16.0           18.7            15.4